EXHIBIT 5.1
JONES DAY
October 5, 2010
Verint Systems Inc.
330 South Service Road
Melville, New York 11747
Re:     Registration Statement on Form S-8 Filed by Verint Systems Inc.
Ladies and Gentlemen:
We have acted as counsel for Verint Systems Inc., a Delaware corporation (the “Company”), in connection with (i) the issuance by the Company of up to 3,361,550 shares (the “Plan Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to the Verint Systems Inc. 2010 Long-Term Stock Incentive Plan (the “Plan”), and (ii) the resale by certain selling stockholders of 638,450 restricted shares (the “Restricted Shares”) of the Company’s Common Stock granted pursuant to the Plan. In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:
1.	The Plan Shares issuable pursuant to the Plan and the authorized forms of stock option, restricted stock or other applicable award agreements thereunder have been authorized by all necessary corporate action of the Company and will be, when issued and delivered in accordance with such Plan and the applicable award agreements, validly issued, fully paid and nonassessable, provided that the consideration for such Plan Shares is at least equal to the stated par value thereof.
2.	The Restricted Shares have been authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.
The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue and deliver the Plan Shares pursuant to the Plan and the applicable award agreements will be in full force and effect at all times at which such Plan Shares are issued and delivered by the Company, and that the Company will take no action inconsistent with such resolutions.

Verint Systems Inc.
October 5, 2010

In rendering the opinion set forth in paragraph 1 above, we have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day